Exhibit 99.1

PhotoMedex Receives Positive Reimbursement Decision from BlueCross BlueShield of Massachusetts for XTRAC Laser System

Decision Covers Treatment of Psoriasis and Vitiligo

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--PhotoMedex, Inc. (NASDAQ:PHMD), a leader in the development of proprietary excimer laser and fiber optic systems as well as techniques directed toward dermatological applications, today announced that BlueCross BlueShield of Massachusetts has adopted a medical policy effective May 5, 2008 approving payment for medically necessary treatment of psoriasis and vitiligo using the PhotoMedex XTRAC® Excimer laser system. BlueCross BlueShield of Massachusetts is the state’s largest health insurance company, covering more than 3 million lives.

Jeff O’Donnell, CEO of PhotoMedex, commented, “This positive coverage decision from Massachusetts BlueCross BlueShield is a major milestone for PhotoMedex and for psoriasis and vitiligo patients in that state. The XTRAC treatment for psoriasis is now effectively covered by all of the major insurance companies in the United States, and reimbursement should no longer be a hindrance for patients seeking treatment.”

Mr. O’Donnell continued, “PhotoMedex is committed to hiring the additional personnel needed to roll-out XTRAC in Massachusetts. We will also pursue expansion of vitiligo reimbursement in all major markets across the U.S. The XTRAC excimer system is the only laser licensed under U.S. Patent No. 6,979,327 for the treatment of vitiligo by an excimer laser.”

BlueCross BlueShield of Massachusetts covers the XTRAC Excimer laser system in patients with a variety of indications, including the following:

  Moderate-to-severe localized psoriasis (i.e., comprising less than 20% body area) for which NB-UVB or PUVA are indicated
  Mild-to-moderate psoriasis that is unresponsive to conservative treatment
  Vitiligo on the face, neck and hands

The complete BlueCross BlueShield of Massachusetts medical policy covering the XTRAC can be found at www.bcbsma.com.

About PhotoMedex:

PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services.

SAFE HARBOR STATEMENT

Some paragraphs of this press release, particularly those describing PhotoMedex' strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on PhotoMedex' results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex and its subsidiaries that they will achieve such forward-looking statements.

CONTACT:
PhotoMedex, Inc.
Dennis McGrath, CFO, 215-619-3287
info@photomedex.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
Bruce Voss, 310-691-7100
Bvoss@lhai.com